Exhibit 99.1

Montpelier Re Reports Second Quarter 2013 Financial Results

•                  Quarterly operating earnings per common share of $0.93.

•                  Strong underwriting results highlighted by a 34% loss ratio and 69% combined ratio.

HAMILTON, Bermuda, July 25, 2013 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported its financial results for the quarter ended June 30, 2013.

Fully converted book value per common share was $27.03, a decrease of 1.3% from March 31, 2013 and an increase of 4.3% from December 31, 2012, after taking into account common share dividends declared during the period.

Operating income for the quarter was $0.93 per share ($50 million), representing a quarterly return on common equity of 3.4%. The net loss to the Company’s common shareholders was $0.52 per common share ($27 million). The net impact of realized and unrealized losses from investments and foreign exchange, which is included in the net loss, was $77 million for the quarter.

The loss ratio for the quarter was 34%, which includes $26 million of net losses from known catastrophe events in the quarter, offset by $48 million of favorable prior year loss reserve movements.  The combined ratio was 69% for the quarter.

Net investment income was $17 million and the total return on the investment portfolio was -1.8% for the quarter, —1.1% year-to-date.

Christopher Harris, President and Chief Executive Officer, commented “In a quarter marked by several industry catastrophe loss events and increasingly competitive market conditions, our insurance teams turned in another strong operating performance.  Both our Bermuda and London platforms produced solid profitability and executed well in the important mid-year renewal cycle. We are well positioned to continue executing our focused underwriting and capital management strategy in the second half of 2013.”

During the second quarter of 2013, the Company repurchased a total of 3,033,773 shares at an average price of $25.35 per share ($77 million).  During the third quarter of 2013 to -date, the Company has  repurchased an additional 285,452 shares at an average price of $25.72 ($7 million).

As of June 30, 2013, the Company’s total shareholders’ equity was $1,670 million and its total capital was $2,069 million.

Please refer to Montpelier’s June 30, 2013 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Friday, July 26, 2013 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-888-317-6016 (US toll free), 1-412-317-6016 (international) or 1-855-669-9657 (Canada toll free). A telephone replay of the conference call will be available through August 8, 2013 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10030451.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, our common shares or preferred shares to differ include, but are not limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to effectively execute the business plans of the Company, its subsidiaries and any new ventures that it may enter into; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency and interest rate fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
William Pollett, +1-441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

Media:
Jeannine Menzies, +1-441-299-7570
Corporate Affairs Manager

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	June 30,		December 31,
	2013		2012
Assets

Fixed maturity investments, at fair value	$2,506.2		$2,738.6
Equity securities, at fair value	116.1		40.9
Other investments	80.1		138.5
Cash, restricted cash and cash equivalents	554.3		401.4

Total Investments and Cash	3,256.7		3,319.4

Reinsurance recoverable on unpaid losses	80.3		102.7
Reinsurance recoverable on paid losses	26.8		6.7
Insurance and reinsurance premiums receivable	341.3		222.9
Unearned reinsurance premiums ceded	48.9		22.2
Deferred insurance and reinsurance acquisition costs	60.2		48.4
Accrued investment income	14.7		15.2
Unsettled sales of investments	79.9		48.9
Other assets	26.9		23.7

Total Assets	$3,935.7		$3,810.1
Liabilities

Loss and loss adjustment expense reserves	$1,003.7		$1,112.4
Debt	399.1		399.1
Unearned insurance and reinsurance premiums	413.9		270.1
Insurance and reinsurance balances payable	89.9		54.0
Liability for investment securities sold short	110.9		138.8
Unsettled purchases of investments	206.9		148.7
Accounts payable, accrued expenses and other liabilities	42.0		57.6

Total Liabilities	2,266.4		2,180.7

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	942.3		1,056.1
Common shares held in treasury, at cost	(18.2)		(23.1)
Retained earnings	502.4		449.7
Accumulated other comprehensive loss	(6.5)		(3.3)

Total Shareholders’ Equity available to the Company	1,570.0		1,629.4

Non-controlling interest	99.3		—

Total Shareholders’ Equity	1,669.3		1,629.4

Total Liabilities and Shareholders’ Equity	$3,935.7		$3,810.1

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	51,020	sh	55,270	sh
Common and common equivalent shares outstanding (000s)	52,541		56,596

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Underwriting revenues

Gross insurance and reinsurance premiums written	$242.7	$253.5	$503.9	$513.2
Ceded reinsurance premiums	(44.9)	(42.7)	(80.1)	(82.4)
Net insurance and reinsurance premiums written	$197.8	$210.8	$423.8	$430.8

Gross insurance and reinsurance premiums earned	$171.0	$176.1	$351.6	$360.2
Earned reinsurance premiums ceded	(32.1)	(29.7)	(53.0)	(53.3)
Net insurance and reinsurance premiums earned	138.9	146.4	298.6	306.9

Underwriting expenses

Loss and loss adjustment expenses - current year	(94.5)	(73.9)	(163.5)	(146.6)
Loss and loss adjustment expenses - prior year	47.7	16.7	66.1	45.4
Insurance and reinsurance acquisition costs	(22.6)	(23.6)	(44.7)	(48.4)
Operating expenses	(19.5)	(20.8)	(39.9)	(40.9)
Incentive compensation expenses	(6.9)	(10.2)	(13.4)	(15.8)

Underwriting income	43.1	34.6	103.2	100.6

Net investment income	16.7	17.2	33.1	34.8
Other revenue	—	0.2	—	0.7
Net realized and unrealized investment gains (losses)	(61.2)	13.3	(61.9)	45.7
Net foreign exchange gains (losses)	(5.3)	2.9	15.8	0.3
Net income (expense) from derivative instruments	(12.2)	2.1	(7.6)	3.6
Interest and other financing expenses	(4.7)	(4.8)	(9.4)	(9.8)
Income tax provision	0.4	—	0.2	—

Net income (loss)	(23.2)	65.5	73.4	175.9

Net income attributable to non-controlling interest	(0.7)	—	(1.9)	—

Net income (loss) available to the Company	(23.9)	65.5	71.5	175.9

Dividends declared on non-cumulative preferred shares	(3.4)	(3.4)	(6.7)	(6.7)

Net income (loss) available to the Company’s common shareholders	$(27.3)	$62.1	$64.8	$169.2

Net income (loss)	$(23.2)	$65.5	$73.4	$175.9

Net change in foreign currency translation	0.3	(1.6)	(3.2)	(1.2)

Comprehensive income (loss)	(22.9)	63.9	70.2	174.7

Net income attributable to non-controlling interest	(0.7)	—	(1.9)	—

Comprehensive income (loss) available to the Company	$(23.6)	$63.9	$68.3	$174.7

Basic and diluted earnings (loss) per common share	$(0.52)	$1.06	$1.19	$2.82

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	68.0%	50.6%	54.7%	47.7%
Prior year	-34.3%	-11.4%	-22.1%	-14.8%
Loss and loss adjustment expense ratio	33.7%	39.2%	32.6%	32.9%
Acquisition costs ratio	16.3%	16.1%	15.0%	15.8%
Operating expense ratio	14.0%	14.2%	13.4%	13.4%
Incentive compensation expense ratio	5.0%	7.0%	4.5%	5.1%
Combined ratio	69.0%	76.5%	65.5%	67.2%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS

TO OPERATING INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss) available to the Company’s common shareholders	$(27.3)	$62.1	$64.8	$169.2

Add (subtract):
Net realized investment gains	(6.9)	(7.4)	(16.0)	(35.6)
Net unrealized investment losses (gains)	68.1	(5.9)	77.9	(10.1)
Net losses (gains) from investment-related derivative instruments (2)	7.9	(0.8)	1.1	(2.5)
Net foreign exchange losses (gains)	5.3	(2.9)	(15.8)	(0.3)
Net losses (gains) from foreign exchange-related derivative instruments (2)	2.5	(1.5)	3.6	(1.4)

Operating income available to the Company’s common shareholders	$49.6	$43.6	$115.6	$119.3

Operating income per common share	$0.93	$0.74	$2.12	$1.99

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE (1)

unaudited

	June 30,		March 31,		Dec. 31,		June 30,
	2013		2013		2012		2012
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ Equity available to the Company	$1,570.0		$1,676.3		$1,629.4		$1,624.7

less: Non-cumulative preferred shares	(150.0)		(150.0)		(150.0)		(150.0)

[A] Fully converted book value per common share numerator	$1,420.0		$1,526.3		$1,479.4		$1,474.7

Book value per share denominators (in thousands of common shares):

[B] Common shares outstanding	51,020	sh	54,028	sh	55,270	sh	56,562	sh

Restricted share units outstanding	1,521		1,486		1,326		1,588

[C] Fully converted book value per common share denominator	52,541	sh	55,514	sh	56,596	sh	58,150	sh

Book value per common share [A] / [B]	$27.83		$28.25		$26.77		$26.07
Fully converted book value per common share [A] / [C]	27.03		27.49		26.14		25.36

Change in fully converted book value per common share: (3)

From March 31, 2013	-1.3%
From December 31, 2012	4.3%
From June 30, 2012	8.4%

(1) These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2) Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.

(3) Computed as the change in fully converted book value per common share after taking into account common dividends declared of $0.115, $0.23 and $0.45 during the three, six and twelve month periods ended June 30, 2013, respectively.